EXHIBIT 10.3
INTELLECTUAL PROPERTY LICENSE AGREEMENT
     THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is entered into as of this 14th day of April  , 2006, by and between ESPRE SOLUTIONS INC. , a Nevada corporation (“ESPRE”), and MEDIA DISTRIBUTION SOLUTIONS, LLC, a Texas limited liability company (“MDS”),
W I T N E S S E T H:
     WHEREAS, ESPRE is the creator and owner of certain intellectual property defined herein as the Licensed Technology;
     WHEREAS, MDS wishes to develop, market, and offer for sale and/or license Software (as defined) which would embody the Licensed Technology (as defined);
     WHEREAS, MDS now desires to acquire a license to use the Licensed Technology for the express purpose of MDS’s Business (as defined); and
     WHEREAS, MDS is willing to grant such a license for MDS’s Business on the terms and conditions as hereinafter defined.
     NOW THEREFORE, in consideration of the preceding rights and obligations hereinafter set forth and the mutual promises and covenants herein contained, the parties hereto agree as follows.
ARTICLE I.
DEFINITIONS
1.1 “Affiliate” means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with ESPRE, or MDS. As used in this definition of “Affiliate,” the term “control” means either the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities or ownership of a direct or indirect equity interest of ten percent (10%) or more in the entity.
1.2 “Business” means MDS’s business to create, perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, sublicense, display, publish, transmit and/or distribute the Software in the business-to-consumer and/or consumer-to-consumer markets in the Territory, including, without limitation, online classifieds, entertainment applications, and/or direct consumer-oriented online communities.
1.3 “Business Day” means the days Monday through Friday of each calendar week, except legal holidays recognized as such by either the government of the United States or of the State of Texas.

1.4 “Confidential Information” means the respective Confidential Information of ESPRE and MDS, as defined in Article VI, below.
1.5 “Contractor(s)” means any Person with whom MDS enters a separate agreement to modify, conform and adapt the Licensed Technology for MDS’s Business.
1.6 “Documentation” means all system documentation, operating instructions, logs and training manuals created by MDS and reasonably necessary to implement MDS’s Business under this Agreement.
1.7 “Excluded Technology” means those certain third-party software processes, programs and documentation necessary to the functionality and operation of the Licensed Technology and/or the Software and which the parties do not own and/or have the legal capacity to license to one another and which licenses the parties acknowledge MDS may need to obtain to market the Software.
1.8 “Intellectual Property Rights” means all current and future worldwide patents, copyrights, mask work rights and trade secret rights, protections and the like available under the laws of any jurisdiction relative to the Licensed Technology, the Licensed Technology Derivative Work, the Documentation, and the Software which a party owns or which a party has the right to obtain or benefit from the same, whether now or in the future.
1.9 “Licensed Technology” means all research and development information, intellectual property (including intellectual property upon expiration or abandonment of patents), improvements, know-how, trade secrets, works of authorship, technical data, compilations, methods, processes, and/or Object Code relative to image and video compression applications, and any derivative applications thereof, which deliver, encode, decode, compress, record, store and/or host images or video content to which ESPRE owns the Intellectual Property Rights, which is necessary for and/or supports the business, including, without limitation the technology described in Schedule 1.9 attached hereto. The Licensed Technology also includes all Updates and Upgrades. Notwithstanding the foregoing, the term “Licensed Technology” shall not include any technical data, methods, processes and software source code comprising the Excluded Technology. The source code and associated tools will be placed in an escrow account that will be governed by the rules of corporate survivability.
1.10 “Licensed Technology Derivative Work” means any adaptation of, improvement of, addition to or deletion from the substance or structure of the Licensed Technology by MDS or its Contractors for the Business, including, without limitation, the Intellectual Property Rights described in Schedule 1.10.
1.11 “Person” means any natural person, partnership, corporation, trust, association, limited liability company, or other legally recognized entity.
1.12 “Software” means MDS’s combination of the Licensed Technology with the Licensed Technology Derivative Work and all necessary Documentation into a commercially available software package, usable whether remotely stored and accessible via the global information network, on a local area network, or on an application service model.

1.13 “Source Code” means, collectively (a) the series of un-compiled instructions or any part thereof in human readable form, test programs and program specifications, compiler and assembler descriptions comprising a portion of the Licensed Technology; (b) descriptions and locations of Excluded Technology required to use or support the Licensed Technology; and/or (c) technical documentation, system documentation, operating instructions, logs, and/or training manuals that ESPRE uses to maintain or support the Licensed Technology.
1.14 “Territory” means the world, except South Korea.
1.15 “Transfer” means the voluntary, involuntary, direct or indirect assignment, sale or other transfer by a party of any interest in this Agreement, any part or all of the ownership of the party, and/or the License or any interest therein granted pursuant to this Agreement, including, without limitation: (a) the transfer of ownership of an equity interest, assets or otherwise; (b) merger or consolidation; or (c) issuance of additional securities representing, either individually or in the aggregate, a direct or indirect ownership interest in the party of twenty-five percent (25%) or more.
1.16 “Update” means any and all changes and updates to the Licensed Technology that improve the general utility, efficiency and operating performance of the Licensed Technology without altering the basic function of the Licensed Technology or adding new functionality.
1.17 “Upgrade” means any and all improvements in the Licensed Technology that add to or alter the basic functions of the Licensed Technology. Upgrades incorporate all Updates as well as all fixes for known errors.
ARTICLE II.
GRANT OF LICENSE AND LICENSE FEES
2.1 Licensed Technology; Availability. Subject to the terms and conditions of this Agreement, ESPRE hereby grants to MDS, and MDS accepts, an exclusive, royalty-bearing, licensable, sublicensable, personal, non-transferable, license (the “License”) to use the Licensed Technology in any manner deemed necessary, in MDS’s sole discretion, to accomplish its Business, including, without limitation (a) to use and copy the Object Code to create the Licensed Technology Derivative Work from the Licensed Technology, accomplished by MDS or its Contractor; (b) to create Documentation for use with the Licensed Technology Derivative Work and the Software; and/or (c) to license, sublease, use, copy, compile, develop, and market the Licensed Technology Derivative Work and all necessary Documentation as a part of the Software. As of the date first set forth above, MDS shall make available to MDS, for MDS’s use, the Licensed Technology.
2.2 ESPRE’s Ownership of Licensed Technology; Responsibility. Notwithstanding the granting of the License, ESPRE shall be and remain the sole and exclusive owner of the Licensed Technology and any Intellectual Property Rights therein with full discretion to direct and derive the economic benefit of its commercial exploitation, except as otherwise set forth herein. ESPRE shall vigorously prepare, file, prosecute, and maintain all of the patents comprising part of the Licensed Technology to the fullest extent possible at ESPRE’s sole cost and expense. MDS shall have reasonable opportunities to advise ESPRE and shall cooperate with ESPRE in such filing, prosecution and maintenance of such patents, including, without limitation, to have any of MDS’s employees testify when reasonably requested by ESPRE , and to make available any records, papers, information, specimens, and the like upon ESPRE’s reasonable request.
2.3 MDS‘s Ownership of Improvements and Adaptations. Subject to ESPRE’s ownership interest as described herein, MDS shall be the owner of the Licensed Technology Derivative Work, Documentation, and Software that are developed by MDS or any Contractor in furtherance of the Business, notwithstanding any assistance by ESPRE to MDS in such development and related matters, including, without limitation, pursuant to any software development agreement and/or software maintenance agreement by and between ESPRE, and MDS. ESPRE will have the right to cross license the newly developed IP for non-competitive markets based under satisfactory terms as agreed to by MDS.
2.4 License Consideration. In consideration of ESPRE’s grant of the License:
(a)	Grant of Interest. MDS herby issues to ESPRE a ten percent (10%) equity interest, subject to dilution, in MDS (the “Interest”) subject to the following terms and conditions:

(i) Investment Representation; Certificate Legends. Upon demand by MDS, ESPRE shall deliver to MDS (A) a written representation that the Interest to be acquired is to be acquired for investment and not for resale or with a view to the distribution thereof and/or (B) a subscription agreement in substantially the same form as MDS’s then current form of subscription agreement. Upon such demand by MDS, delivery of such representation and/or subscription agreement prior to the delivery of any certificate representing the Interest issuable pursuant to this Agreement shall be a condition precedent to the right of MDS to receive any of the Interest. The certificates evidencing any of the Interest shall bear a legend appropriately reflecting their status as restricted securities and subject to limitations upon transfer pursuant to MDS’s Certificate of Formation and Company Agreement, as may be amended from time-to-time, and any other relevant legend. MDS will recognize ESPRE as a holder of the Interest only upon issuance of the certificate.

(ii) Termination. In the event that the License is terminated for any reason, or for no reason whatsoever, then MDS may purchase from ESPRE the Interest within one (1) year after the termination of the License for a purchase price of One United States Dollar (US$1.00). Upon the payment of the purchase price by MDS to ESPRE pursuant to this section, all of ESPRE’s right, title, and interest in and to the Interest hereunder with respect thereto shall immediately terminate and become null and void. ESPRE agrees that MDS shall execute and deliver or cause to be executed and delivered to MDS such further instruments of sale, assignment, transfer, and delivery and take such other action as MDS may reasonably request in order to more effectively sell, assign, transfer, and deliver and reduce to the possession of MDS any and all of the Interest and consummate the transactions contemplated in this Section 2.4(a)(ii).

(b)	License Fees. MDS shall pay, and/or has paid, to ESPRE, as license fees (“License Fees”), the aggregate amount of Two Million United States Dollars (US$2,000,000) which are due and payable as follows:

(i) ESPRE acknowledges receipt of a down payment of Three Hundred Thousand United States Dollars (US$300,000) from MDS on March 7, 2007 which applies toward the License Fees;

(ii) MDS shall pay to MDS an additional Three Hundred Thousand United States Dollars (US$300,000) concurrently with ESPRE’s execution of this Agreement; and

(iii) MDS, shall pay to ESPRE the remaining One Million Four Hundred Thousand Dollars (US$1,400,000) in monthly installments, due and payable on the last day of each month, commencing the end of the month subsequent to the date first set forth above, as follows.

(A.)	Month 1= US$100,000
(B.)	Month 2= US$350,000
(C.)	Month 3= US$300,000
(D.)	Month 4= US$250,000
(E.)	Month 5= US$250,000
(F.)	Month 6= US$150,000
Collectively, the “payment Guidelines”. Notwithstanding the foregoing. ESPRE and MDS acknowledge and agree that, although MDS shall use MDS’s best efforts to conform to the timing of the Payment Guidelines, the timing of such Payment Guidelines are subject to the uncertainty and timing of raising capital and that MDS shall not be deemed to be in default if MDS misses one or more payments as long as MDS is using MDS’s best efforts to raise capital and make payments in accordance with the Payment Guidelines.
ARTICLE III.
UPDATES AND ROYALTY FEES
3.1 Updates and Upgrades. In consideration of the Royalty Fees (as defined), ESPRE shall provide and deliver to MDS significant Updates on a quarterly basis, and significant Upgrades no less often than annually, beginning the first full calendar month following the receipt of funds concerning MDS’s first sale and/or license of the Software.

3.2 Royalty Fees. In consideration of ESPRE’s provisioning of Updates and Upgrades in accordance with Section 3.1 herin, MDS shall pay toESPRE, as royalty fees (“Royalty Fees”), five percent (5%) of the Gross Revenues (as defined) derived from the Software beginning the first full calendar month following the receipt of funds concerning MDS’s first sale or license of the Software, which Royalty Fees shall be due in payable on a monthly basis within ten (10) Business Days following the receipt of the Updates and/or Updates as described in Section 3.1 herein. MDS shall have no obligation to pay Royalty Fees unless and until ESPRE has performed in accordance with Section 3.1.
3.3 Gross Revenues. The term “Gross Revenues” shall mean the total aggregate of all monies and receipts received by MDS and derived from all Software, which is licensed, sublicensed, distributed or sold by MDS, less all taxes imposed by governmental authorities directly on sales of the Software and actually collected from customers, provided such taxes are added to the selling price and are, in fact, paid by MDS to the appropriate governmental authority. Gross Revenues shall be deemed to be realized by MDS at the time of receipt of good funds for the Software. “Gross Revenues” specifically excludes (a) any other monies received from such customers related to other offerings or services provided by MDS, including, without limitation as set forth in Schedule 3.3 attached hereto (“ MDS Technology”) and (b) the sale of substantially all of the assets, the merger, the consolidation, and/or the initial public offering of MDS.
3.4 Record Keeping System. MDS shall establish and maintain, at its own expense, bookkeeping, accounting, and record keeping systems, including the preparation and retention of books and records. ESPRE shall have the right to review a statement summarizing Gross Revenues receipts on an annual basis upon ten (10) Business Days’ prior written notice to MDS. MDS shall provide a report to ESPRE of all persons or entities from which Gross Revenues have been derived in the previous quarter.
ARTICLE IV.
WARRANTIES AND COVENANTS
4.1 Valid and Existing Authority. Each party does hereby warrant to the other that, as of the date of this Agreement, this Agreement has been duly and validly authorized and executed by it and is its valid and binding obligation and that it has the legal right and authority to execute this Agreement.
4.2 Force and Effect. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) the Licensed Technology is valid and existing in full force and effect and (b) no Licensed Technology is subject to any proceeding or outstanding decree, order, judgment, settlement or other similar agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by ESPRE or would affect the validity, use or enforceability of the Licensed Technology.
4.3 No Violation. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of ESPRE in the Licensed Technology, or result in the breach or termination of any license, contract or agreement to which ESPRE is a party with respect to the Licensed Technology and (b) the consummation of the transactions contemplated by this Agreement will not cause or obligate MDS to (i) grant to any Person any rights or licenses with respect to the Licensed Technology, or (ii) pay any royalties or other amounts with respect to the Licensed Technology in excess of those being paid prior to the execution of this Agreement.

4.4 Infringement. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) no claim or allegation has been made by any Person that the Licensed Technology or any part thereof infringes upon any United States issued patent, trade secret or copyright of such Person; (b) ESPRE knows of no claim by any Person that the Licensed Technology or any part thereof infringes upon any Person’s patent, copyright, trademark, trade secret, or any other intellectual property of such Person, or of any applicable law or regulation; (c) there is no pending claim by ESPRE against any Person for infringing or misappropriating the Licensed Technology; and (d) without limiting the foregoing, there is no pending claim by any Person, other than ESPRE, against any Person for infringing or misappropriating the Licensed Technology.
4.5 Ownership. ESPRE hereby represents and warrants that, as of the date of this Agreement (a) MDS has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Licensed Technology; (b) ESPRE has all right, title and interest to the Licensed Technology and that no other Person has any interest in, or right or claim to, the Licensed Technology or any part thereof; (c) upon the execution of this Agreement, MDS will have licensed to MDS sole and exclusive right to the Licensed Technology for the Business, such that MDS shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Licensed Technology for the Business, free of all liens, options, pledges, security interests, imperfections of title, encumbrances, or claims of infringement of the rights of any Person, with full discretion to direct and derive the economic benefit of the Licensed Technology’s commercial exploitation; and (d) no current or former employee, officer, and/or stockholder of MDS owns any rights to any Licensed Technology.
4.6 Registration. ESPRE hereby represents and warrants that, as of the date of this Agreement, all necessary registration, maintenance and renewal fees in connection with the Licensed Technology have been paid and all necessary documents and certificates in connection with the Licensed Technology have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Licensed Technology.
4.7 Quality. ESPRE hereby represents and warrants that the Licensed Technology provided by ESPRE under this Agreement is, and shall be, of a high grade, nature, and quality.

ARTICLE V.
TERM AND TERMINATION
5.1 Term. The term (“Term”) of this Agreement, including the License, is perpetual unless earlier terminated in accordance with this Agreement.
5.2 Termination by Insolvency.
(a)	MDS. This Agreement shall immediately terminate if MDS liquidates; dissolves; shall be adjudicated insolvent; files or has filed against it a petition in bankruptcy or for reorganization which, if filed against it, has not been discharged within ninety (90) days of filing; takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors; or commits any other act of bankruptcy; provided, however, that MDS shall only have the right to suspend performance of its obligations under this Agreement during the pendency of any undischarged involuntary bankruptcy or reorganization.

(b)	ESPRE. In the event ESPRE liquidates; dissolves; shall be adjudicated insolvent; files or has filed against it a petition in bankruptcy or for reorganization which, if filed against it, has not been discharged within ninety (90) days of filing; takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors; and/or commits any other act of bankruptcy, MDS may, in its sole discretion, elect to terminate or continue this Agreement. If MDS elects to terminate this Agreement pursuant to this Section 5.2 (b), MDS shall be deemed to have non-exclusive ownership of the Licensed Technology automatically, with no further action required by any party.
5.3 Termination by Mutual Consent; Termination by MDS. This Agreement and the transactions contemplated hereby may be terminated at any time by mutual written agreement of MDS and ESPRE. MDS may unilaterally terminate this Agreement at any time upon providing ESPRE written notice.
5.4 Termination of Article III. MDS may terminate Article III of this Agreement by delivery of written notice to MDS, if MDS shall materially breach the provisions of Article III of this Agreement and such breach continues unremedied for at least thirty (30) days after written notice thereof. MDS may terminate Article III of this Agreement at any time by delivering written notice to ESPRE, provided, however, that MDS shall pay ESPRE Royalty Fees for such quarter. The parties hereto acknowledge and agree that, notwithstanding termination of Article III pursuant to this Section 5.4, the remaining terms and conditions of this Agreement, including, without limitation, the License, shall continue in full force and effect.
5.5 Continuing Obligations. All obligations of ESPRE and MDS which expressly or by their nature survive the expiration or termination of this Agreement (for example, the restrictive covenants provided for in Article VI) shall continue in full force and effect, subsequent to and notwithstanding this Agreement’s termination and until they are satisfied in full or by their nature expire.
ARTICLE VI.
RESTRICTIVE COVENANTS
6.1 Confidentiality.
(a)	Each party agrees, acknowledges and covenants that (i) the technical data, methods, processes, Source Code and other information relating to the Licensed

Technology, the Licensed Technology Derivative Work, the Documentation, and the Software, and/or (ii) any other information that is marked “Confidential” (in either case, whether oral, written or in machine-readable form) disclosed pursuant to the provisions of this Agreement (collectively, the “Confidential Information”) may contain valuable trade secrets and other proprietary information and that any unauthorized use or disclosure of such Confidential Information would irreparably injure the disclosing party, which injury cannot be remedied solely by the payment of monetary damages. Each party shall hold in strict confidence and not disclose, reproduce or use the Confidential Information except as expressly provided for in this Agreement and/or with the exception of information (A) to the extent necessary, conveyed by MDS to purchasers and/or licensees of the Software; (B) to the extent necessary, conveyed by MDS to Contractors; (C) which is already in the public domain at the time of disclosure; (D) after disclosure becomes a part of the public domain by publication other than by the receiving party in violation of this Agreement or any other confidentiality agreement to which the disclosing party is a party; (E) is received from a third party who did not require such information to be held in confidence and who did not acquire, directly or indirectly through one or more intermediaries, such information under any obligation of confidence; and/or (F) is agreed to by the disclosing party in writing in advance of such publication or reproduction.

(b)	Each party shall use all commercially reasonable efforts to prevent unauthorized use and disclosure of the Confidential Information by third parties, including any Contractor. Each party may disclose the Confidential Information only to its employees and to any Contractor; provided, those persons to whom a disclosure is made must need to know such Confidential Information and those persons have been informed of the existence of this provision and have agreed to comply herewith.

(c)	Each party shall cooperate fully with the other in any action or proceeding, whereby a disclosing party seeks to prevent or restrain any unauthorized use of the Confidential Information or to seek damages therefor. The provisions of this Agreement shall not limit any rights which a party may have under any other confidentiality agreement, whether in force before or after this Agreement.
6.2 Disclosure of Terms of Agreement; Press Release. Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information, provided, that each party may disclose the terms and conditions of this Agreement (a) to the extent required by any court or other governmental body or as otherwise required by law, provided, that such party has first notified the other party immediately upon learning of the possibility of any such requirement and has given the other party a reasonable opportunity (and cooperated with the other party) to contest or limit the scope of such required disclosure (including application for a protective order); (b) to the extent required by the applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (c) to legal counsel; (d) in confidence, to accountants, banks and financing sources and their advisors; and (e) in confidence in connection with the enforcement of this Agreement or any rights hereunder. In furtherance of the foregoing, to the extent that the parties wish to issue a press release relative to their relationship, the parties shall mutually agree to the content and delivery of any such press release.
6.3 Non-Competition. During the Term hereof, ESPRE shall not act, either individually or in partnership, or jointly or in conjunction with, any other Person as principal, agent, stockholder, officer, director, manager, employee, consultant, independent contractor, owner, member, partner, holder, advisor, or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in or advise, manage, own, participate in, encourage, support, lend money to, guarantee the debts or obligations of or permit MDS’s name to be used or employed by any Person engaged in or concerned with or interested in a business the same as, or similar to, the Business.
6.4 Non-Solicitation. During the Term, ESPRE shall not (i) contact, for the purpose of competitive business solicitation, any Person who is a supplier, employee, customer or client of MDS or an Affiliate of MDS, or (ii) contact any employee or executive of MDS or an Affiliate of MDS for the purpose of offering him or her employment with any Person other than MDS.
6.5 Remedies. ESPRE and MDS agree that compliance with the covenants contained in Sections 6.1, 6.2, 6.3, and 6.4 are necessary to protect the goodwill and proprietary interest of MDS and MDS and that a breach of the agreements contained in such sections would result in irreparable continuing damages for which there will be no adequate remedy at law; and, in the event of any breach of such agreements, the wronged party shall be entitled to the issuance by any court of competent jurisdiction of an injunction in favor of the wronged party enjoining such breach or violation of the covenants or agreements contained therein and such other and further relief, including damages, as may be proper; provided, that no request for or receipt of any injunction shall be considered an election of remedy or waiver of any rights or any other remedy the wronged party may have against the breaching party, either at law or in equity. To the extent that any provision contained in Sections 6.1, 6.2, 6.3, and/or 6.4 are deemed unenforceable by virtue of their scope, but could be enforceable by reducing any or all thereof, MDS and MDS agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. The parties agree that any period in which a breach of a covenant occurs shall not count toward the applicable restrictive period of each such covenant.
6.6 Liquidated Damages. ESPRE agrees that any breach of the covenants or agreements contained in Sections 6.1, 6.2, 6.3, and/or 6.4 shall cause irreparable injury to MDS and its affiliates for which there is, and shall be, no adequate remedy at law. MDS shall be entitled, as liquidated damages from ESPRE, Fifty Thousand United States Dollars (US$50,000) per breach, in addition to all other remedies, including, without limitation, injunction remedies.
6.7 Attorneys’ Fees. In the event suit is brought by MDS to enforce any provision of Article VI of this Agreement, MDS shall be entitled to reimbursement by ESPRE for all reasonable costs and attorneys’ fees incurred.

ARTICLE VII.
TRANSFER
7.1 Transfer Restricted. This Agreement, the Licensed Technology, the Licensed Technology Derivative Work, the Documentation, the Software, and/or the License granted pursuant to this Agreement (or any interest therein) may not be Transferred without the prior written approval of the non-transferring party, which approval shall not be unreasonably or untimely withheld; provided, however, that a Transfer to an Affiliate shall not require any such approval from the non-transferring party. All other Transfers without such approval shall constitute a breach hereof and convey no rights to or interests in any of them.
7.2 Effect of Consent to Transfer. A party’s consent to a Transfer of this Agreement, subject to the restrictions contained herein, shall not constitute a waiver of any claims that party may otherwise have against the transferor, nor shall it be deemed a waiver of that party’s rights to demand exact compliance with any of the terms or conditions of this Agreement by the transferee.
ARTICLE VIII.
INDEMNIFICATION
8.1 ESPRE’s Indemnity. ESPRE agrees to indemnify and hold MDS harmless from and against any legal costs and expenses (including reasonable attorneys’ fees and court costs), as well as monetary damages, incurred by MDS based upon, arising out of or in respect of (a) any breach by ESPRE of the terms and conditions of this Agreement, (b) any third-party claim asserting that the License granted by ESPRE to MDS hereunder is invalid or unenforceable; (c) any third-party claim arising as a result of any breach by ESPRE of its representations and/or warranties set forth herein; and/or (d) any third-party claim asserting that MDS ‘s use of the Licensed Technology infringes upon the copyrights, trade secrets, trademark rights, and/or any other intellectual property rights owned by any third party. MDS shall provide ESPRE prompt written notice of the assertion of any such claim. ESPRE shall be relieved of such indemnity obligation if MDS fails to provide ESPRE with reasonable cooperation and assistance (consistent with MDS ‘s confidentiality obligations and preservation of attorney-client, work product and other such privileges) with respect to such claim; or fails to offer ESPRE the right to select counsel and to control the defense and/or settlement of any such claim. If MDS elects to control the defense and/or settlement of any such claim, MDS shall have the right to participate in any such action or proceeding at its own expense with counsel of its own choosing. MDS covenants that it shall not agree to the settlement of any such claim, action or proceeding without ESPRE’s prior written consent (which consent shall not be unreasonably withheld or delayed). THIS SECTION 8.1 STATES ESPRE’S ENTIRE OBLIGATION AND LIABILITY TO MDS WITH RESPECT TO ANY CLAIM REGARDING ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
8.2 MDS’s Indemnity. Except to the extent that ESPRE is responsible for a claim under Section 8.1 above, MDS shall indemnify and hold ESPRE harmless from and against any legal costs and expenses (including reasonable attorneys’ fees and court costs), as well as monetary damages, incurred by ESPRE based upon, arising out of or in respect of (a) any breach by MDS of the terms and conditions of this Agreement and (b) any third-party claim asserting that MDS ’s use of the Licensed Technology for its Business, the Documentation, the Licensed Technology

Derivative Work, and/or the Software infringes upon the patents, copyrights, trade secrets, trademark and/or any other intellectual property rights owned by any third party. ESPRE shall provide MDS prompt written notice of the assertion of any such claim. MDS shall be relieved of such indemnity obligation if ESPRE fails to provide MDS with reasonable cooperation and assistance (consistent with ESPRE’s confidentiality obligations and preservation of attorney-client, work product and other such privileges) with respect to such claim; or fails to offer MDS the right to select counsel and to control the defense and/or settlement of any such claim. If MDS elects to control the defense and/or settlement of any such claim, ESPRE shall have the right to participate in any such action or proceeding at its own expense with counsel of its own choosing. ESPRE covenants that it shall not agree to the settlement of any such claim, action or proceeding without MDS ‘s prior written consent (which consent shall not be unreasonably withheld or delayed). Except as set forth in this Section 8.2, MDS shall have no obligation to indemnify or hold MDS harmless with respect to any claim of infringement of the intellectual property rights of any third party. THIS SECTION 8.2 STATES MDS’S ENTIRE OBLIGATION AND LIABILITY TO ESPRE WITH RESPECT TO ANY CLAIM REGARDING ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
8.3 Third-Party Claims. In the event that any third party claims that either party’s use of the Licensed Technology, the Documentation, the Licensed Technology Derivative Work or the Software infringes upon any patent, copyright, trade secret, trademark, and/or any other intellectual property right of such third party, each party shall reasonably cooperate and consult with the other party in a manner consistent with such party’s confidentiality obligation and preservation of attorney-client, work product and other privileges, regarding the other party’s review of such claim and/or efforts to resolve such matter. It is understood that each party’s obligations under this section are in addition to, and neither expand or limit, either party’s respective indemnity obligations set forth in Section 8.1 and Section 8.2 above, as the case may be.
ARTICLE IX.
ADDITIONAL PROVISIONS
9.1 Independent Contractor. This Agreement does not constitute either party as the partner, joint venturer, employee, agent or legal representative of the other party for any purpose whatsoever. Neither party has granted any right nor authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner. At all times, each party, in fulfilling its obligations pursuant to this Agreement, shall be acting as an independent contractor. Subject to Article VIII, each party hereby indemnifies and agrees to hold the other party harmless from any liability which may be asserted against the other by any third parties as the result of any act or failure to act by the first party in connection with its duties and obligations hereunder.
9.2 Notices. All notices or correspondence required hereunder shall be deemed given if made in writing and delivered personally, sent by telefacsimile or comparable electronic system, sent by registered mail or certified mail, return receipt requested, or sent by national courier, to the parties at the following addresses, or at such other addresses as shall be specified by like notice:

If to ESPRE:	ESPRE Solutions, Inc.
5700 West Plano Parkway, Suite 2600
Plano, Texas 75093
Attn: Pete Ianace, President and CEO
Fax: (214)254-3709___
E-mail: pete@espresolutions.com

If to MDS:	Media Distribution Solutions, LLC.
1701 Legacy Drive, Suite 2100
Frisco, Texas 75034
Attn: Michael D. Shell_
Fax: (___)___
E-mail: mike.shell@mediadistributionsolutions.com
Any notice given by personal delivery or telefacsimile or comparable electronic system shall be effective one (1) Business Day after such delivery or transmission. Any notice given by mail shall be effective three (3) Business Days after deposit in the mail. Any notice given by national courier shall be effective upon the Business Day after the specific delivery time requested.
9.3 Force Majeure. Subject only to either party’s right to terminate this Agreement as provided herein, no party’s failure to perform shall be deemed to be a breach or default under this Agreement or shall give rise to liability to any other party, where such failure is attributable to fire, flood, strike, accident, explosion, riot, rebellion, war or other civil disorder, interruption or delay in transportation, shortage of raw materials, prohibition or restriction on import or export, acts of God or government (including, without limitation, laws, regulations and restrictions of all kinds), or any other causes or contingencies of any character (other than lack of funds) beyond the reasonable control of the party whose performance is prevented or hindered thereby. The term of this Agreement shall be extended for the period equal to the length of time that a party’s failure to perform has been caused solely by a force majeure.
9.4 Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior proposals, negotiations, communications, representations, written or oral agreements and understandings between the parties with respect to the subject matter hereof, including, without limitation, that certain Letter of Intent, dated February 3,2006, by and between ESPRE and Media Distribution Solutions, Inc. (k.n.a. MDS). Notwithstanding the foregoing sentence, the representations, warranties, covenants, terms, conditions, provisions, obligations, rights, and/or responsibilities of the parties heretp pursuant to (a) the Intellectual Property Security Agreement, dated February 3, 2006, by and among Media Distribution Solutions, Inc. (k.n.a. MDS) ESPRE, and Video Software Partners, LLC and (b) Intellectual Property — Purchase Agreement (to be executed) shall be in addition to, and not in lieu of, any provision in this Agreement. No modification of any term or provision of this Agreement shall be enforceable unless embodied in a writing executed by all parties to this Agreement.

9.5 Severability. Subject to the provisions of Section 6.5, in the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement, and such latter provision as determined to be valid, legal or enforceable shall bind the parties hereto.
9.6 Waivers. The waiver by either party hereto of any of its rights or breaches of the other party under this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other remedy, right, undertaking or obligation thereof.
9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.
9.8 Governing Law; Severability; Venue; Fees. This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas. Any legal action brought to enforce or construe this Agreement shall be brought in the courts located in Collin County, Texas, and the parties hereby agree to the jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses. Except with regard to Article VI, which is governed by Section 6.7, in the event of a dispute under the terms, provisions, covenants or duties contained in this Agreement, the resolution of which requires any litigation in any court, the prevailing party shall be entitled to its or their, as the case may be, costs, including, without limitation, reasonable attorneys’ fees.
9.9 Headings. The section headings contained in this Agreement are for reference only and shall not be considered as substantial parts of this Agreement. The use of the singular or plural form in this Agreement shall include the other form; and the use of the masculine, feminine or neuter gender shall include the other gender.
9.10 Terms and Words. All terms and words used in this Agreement, regardless of numbers and genders in which they are used, shall be deemed to include singular or plural and all genders as the context or sense of this Agreement or any section or clause herein may require.
9.11 Taxes and Duties. MDS shall pay any and all taxes and duties, arising under this Agreement, with the exception of income taxes applicable to ESPRE.
9.12 Expenses. Except as otherwise set forth herein, each party shall be solely responsible for all expenses incurred by it in its performance of this Agreement.
9.13 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

The parties hereto shall become bound only upon affixing both parties’ signature hereto. Facsimile signatures of the parties hereto shall be binding.
9.14 Recitals. The recitals first set forth above are incorporated in this Agreement as if they had been fully set forth herein.
9.15 Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of the provisions of this Agreement.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Intellectual Property License Agreement to be executed and delivered by its duly authorized officers on the day and year first above written.

ESPRE Solutions, Inc.
By:	/s/ Peter Ianace
	Name:	Peter Ianace, President

MEDIA DISTRIBUTION SOLUTIONS, LLC.
By:	/s/ Michael D. Shell
	Name:	Michael D. Shell, President/CEO

Schedule 1.9
Licensed Technology

1.	U.S. Application Serial No. 60/761,554 — eViewStudio
2.	U.S. Application Serial No. 60/771,727 — Digital Media Player
3.	U.S. Application Serial No. 09/038,562 — Image Compression
4.	U.S. Application Serial No. 09/727,242 — Image Compression
5.	Patent No. US 6,771,299B2 — Wavelet Transformation
6.	U.S. Application Serial No. 10/307,613 — Wireless Telepresence
7.	U.S. Application Serial No. (pending) — Wireless Navigation System

Schedule 1.9
Licensed Technology (continued)
EViewWorld Product Overview

Schedule 1.10
Licensed Technology Derivative Work
Schedule 1.10

Licensed Technology Derivative Work (continued)
Media Transport Network Overview

Schedule 3.3
MDS Technology
•	Blideo
•	_____________________
•	_____________________
•	_____________________
•	_____________________